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                                                                      EXHIBIT 21

                                  SUBSIDIARIES

1.   Mercury Cellular Telephone Company, a Louisiana corporation.

2.   Mississippi One Cellular Telephone, a Louisiana corporation.

3.   Mississippi-34 Cellular Corporation, a Mississippi corporation.

4.   Mercury Cellular of Kansas, Inc., a Louisiana corporation.

5.   Mercury Mobility, L.L.C., a Louisiana limited liability company.

     Mercury Cellular Telephone Company does business as Mercury Cellular and Paging.

     Mississippi One Cellular Telephone Company, Mississippi-34 Cellular Corporation, and Mercury Cellular of Kansas, Inc. all do business as CellularOne(R).